Exhibit 99.01

Press Release www.shire.com

Elections for Interim Dividend in Respect of the Six Months to December 31, 2011

March 1, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announced on February 9, 2012 an interim dividend of 12.59 US cents per Ordinary Share payable on April 12, 2012 to shareholders on the register of members at the close of business on March 9, 2012.

Shareholders are reminded that the final date for submission of elections to receive UK sourced dividends via the income access share arrangements is March 9, 2012.

In the absence of any such elections, previous elections or deemed elections will remain in force.

Shareholders who do not elect (or have not been deemed to elect) to receive UK sourced dividends through the income access share arrangements are reminded that their dividends will be Irish sourced and subject to Irish dividend withholding tax unless the Company's Registrars are in possession of a valid exemption form by March 19, 2012.  Exemption forms may be submitted by fax to + 44 (0) 1903 854 289.

Enquiries may be addressed to the Company Registrars' Dividend Planning Team on + 44 (0) 1903 854 139.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX